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                                                                     Exhibit 5.1
                                                                     -----------

                                FORM OF OPINION
                                ---------------

                       [LETTERHEAD OF HUNTON & WILLIAMS]

                                 July 16, 1999

Board of Directors
Cadmus Communications Corporation
6620 West Broad Street, Suite 500
Richmond, Virginia 23230

              Registration Statement on Form S-4 for Exchange of
           Outstanding 9 3/4% Senior Subordinated Notes due 2009 for
             Registered 9 3/4% Senior Subordinated Notes due 2009
             ----------------------------------------------------

Ladies and Gentlemen:

     We are acting as special counsel for Cadmus Communications Corporation (the "Company") in connection with the registration of $125.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2009 (the "Exchange Notes"). The Exchange Notes are to be issued by the Company in exchange for an equal amount of unregistered 9 3/4% Senior Subordinated Notes due 2009 (the "Old Notes"), issued on June 1, 1999 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The Old Notes and Exchange Notes are governed by an Indenture between the Company and First Union National Bank as Trustee ("Trustee") dated June 1, 1999 (the "Indenture"). The issuance of the Exchange Notes in exchange for the Old Notes is more fully described in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on July 16, 1999. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

     In rendering the following opinions, we have relied, as to factual matters, upon certificates of executive officers of the Company and a certificate issued by the Virginia State Corporation Commission. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted as certified or photostatic copies and the genuineness of signatures not witnessed by us.

     We are members of the Virginia Bar and we do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia and the United States of America.

     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

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     2.   The Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when executed by the Company, authenticated and delivered by the Trustee and issued in accordance with the terms of the Indenture and as described in the Registration Statement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors' rights and to general equity principles.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.

                                        Very truly yours,